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                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

 Filed by the Registrant [X]
 Filed by a Party other than the Registrant [_]
 Check the appropriate box:
 [_]Preliminary Proxy Statement
 [_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
 [X]Definitive Proxy Statement
 [_]Definitive Additional Materials
 [_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               ----------------

                               TeleCorp PCS, Inc.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

 Payment of Filing Fee (Check the appropriate box):
 [X]No fee required.
 [_]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or Item 22(a)(2)
 of Schedule 14A.
 [_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1)Title of each class of securities to which transaction applies:
    ---------------------------------------------------------------

  2)Aggregate number of securities to which transaction applies:
    ---------------------------------------------------------------

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    ---------------------------------------------------------------

  4)Proposed maximum aggregate value of transaction:
    ---------------------------------------------------------------

  5)Total fee paid:
    ---------------------------------------------------------------

 [_]Fee paid previously with preliminary materials.

 [_Check]box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

  1)Amount previously paid: _____________________________________

  2)Form, Schedule or Registration Statement No: ________________

  3)Filing party: _______________________________________________

  4)Date Filed: _________________________________________________

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

                               TELECORP PCS, Inc.

                         1010 N. Glebe Road, Suite 800
                           Arlington, Virginia 22201
                                  703-236-1100

                               ----------------

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON WEDNESDAY, MAY 24, 2000

                               ----------------

To the Stockholders of TeleCorp PCS, Inc.:

   The 2000 Annual Meeting of the stockholders of TeleCorp PCS, Inc. will be held at the Key Bridge Marriott Hotel, 1401 Lee Highway, Arlington, Virginia 22209 on Wednesday, May 24, 2000 at 1:00 p.m., eastern standard time, to consider and act upon the following matters:

     1. To elect three directors to serve for three-year terms ending in 2003.

     2. To ratify the appointment of auditors for the year 2000.

     3. To transact such other business as may properly come before the annual meeting and any and all adjournments thereof.

   Stockholders of record at the close of business on April 10, 2000 will be entitled to notice of and to vote at the annual meeting. A list of such stockholders will be available at the time and place of the annual meeting and during the ten days prior to the annual meeting, at the office of the Secretary of the Company at the above address. A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1999, which contains financial statements and other information of interest to stockholders, accompanies this Notice and the enclosed Proxy Statement.

   All stockholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors

                                          Thomas H. Sullivan, Secretary

Arlington, Virginia
April 21, 2000

   WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                               TELECORP PCS, INC.

                         1010 N. Glebe Road, Suite 800
                           Arlington, Virginia 22201

                               ----------------

                                PROXY STATEMENT
                       For Annual Meeting of Stockholders
                            To Be Held May 24, 2000

                               ----------------

                               VOTING PROCEDURES

Introduction

   The enclosed proxy is being solicited by our board of directors to be voted at our 2000 Annual Meeting of Stockholders to be held on Wednesday, May 24, 2000, beginning at 1:00 p.m. eastern standard time at the Key Bridge Marriott Hotel, 1401 Lee Highway, Arlington, Virginia 22209, and at any postponement or adjournment thereof for the purpose set forth in the attached notice.

   At this year's annual meeting, the agenda includes the annual election of directors and a proposal to ratify the appointment of our independent auditing firm. The Board of Directors recommends that you vote FOR the election of the slate of nominees for directors and FOR ratification of the appointment of the independent auditors.

   We are mailing this proxy statement and accompanying forms of proxy and voting instructions to holders of our class A common stock on or about April 21, 2000.

How to Vote Your Shares

   Please complete, sign, date and return the accompanying Proxy Card promptly in the enclosed addressed envelope, even if you plan to attend the annual meeting. Postage need not be affixed to the envelope if mailed in the United States. The immediate return of your proxy will be of great assistance in preparing for the annual meeting and is therefore urgently requested. If you attend the annual meeting you may vote in person and your proxy card will be revoked.

Stockholders Entitled to Vote

   Stockholders holding class A common stock and/or voting preference common stock at the close of business on the record date, Monday, April 10, 2000, are entitled to notice of and to vote at the annual meeting.

   On April 10, 2000, there were 87,533,189 shares of class A common stock outstanding and 3,090 shares of voting preference common stock outstanding. The holders of the class A common stock are entitled to an aggregate of 4,990,000 votes and the holders of the voting preference common stock are entitled to an aggregate of 5,010,000 votes. Therefore, on each matter properly brought before the annual meeting each share of class A common stock is entitled to the amount of votes equal to 4,990,000 divided by the number of outstanding shares of class A common stock on the record date, or approximately .057 votes per share and each share of voting preference common stock is entitled to the amount of votes equal to 5,010,000 divided by the number of outstanding share of voting preference common stock on the record date, or approximately 1,621 votes per share.

   In accordance with Delaware law, a list of stockholders entitled to vote at the annual meeting will be available at the location of the annual meeting on May 24, 2000, and for 10 days prior to the annual meeting, at our office at the 1010 N. Glebe Road, Arlington, Virginia 22201 between the hours of 9:00 a.m. and 4:00 p.m. eastern standard time.

How to Revoke Your Proxy

   You can revoke your proxy at any time before it is exercised by delivering a properly executed, later-dated proxy or by voting by ballot at the annual meeting. All shares entitled to vote and represented by properly completed proxies received prior to the annual meeting and not revoked will be voted at the annual meeting in accordance with your instructions. IF YOU DO NOT INDICATE HOW YOUR SHARES SHOULD BE VOTED ON A PARTICULAR MATTER, THE SHARES REPRESENTED BY YOUR PROXY WILL BE VOTED AS OUR BOARD OF DIRECTORS RECOMMENDS.

If You Plan to Attend the Meeting In Person

   The annual meeting will be held at 1:00 p.m., eastern standard time, on Wednesday, May 24, 2000 at the Key Bridge Marriott Hotel located at 1401 Lee Highway, in Arlington, Virginia. If your shares are not registered in your own name and you plan to attend the annual meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a broker's proxy and bring it to the annual meeting in order to vote.

Required Vote

   To constitute a quorum at the annual meeting requires the presence, in person or by proxy, of the holders of:

  . a majority of the shares of voting preference common stock outstanding as of the record date; and

  . shares of any classes of common stock entitled to vote at the annual meeting representing at least 5,010,000 votes.

   Abstentions and broker "non-votes" will be counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

   A plurality of the votes duly cast is required for the election of a director (i.e., the nominee receiving the greatest number of votes will be elected). Abstentions and broker "non-votes" are not counted for purposes of the election of a director.

   The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve the stockholder proposals described in this proxy statement. An abstention is counted as a vote against each of the stockholder proposals. A broker "non-vote" is not counted for purposes of approving the stockholder proposals.

Multiple Copies of Annual Report to Stockholders

   If you received more than one copy of our 1999 annual report and wish to reduce the number of reports you receive and save us the cost of producing and mailing these reports, we will discontinue the mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card(s).

   At least one account at your address must continue to receive annual reports, unless you elect to view future annual reports and proxy statements over the internet. Mailing of dividends, dividend reinvestment statements, proxy materials and special notices will not be affected by your election to discontinue duplicate mailings of the annual report. To discontinue or resume the mailing of an annual report for an account, please call Jim Morrisey at 703-236-1100. If you own our stock through a bank, broker or other holder of record and receive more than one of our annual reports, contact the holder of record to eliminate duplicate mailings.

Electronic Access to Proxy Materials and Annual Report

   This proxy statement and the 1999 annual report are available on our internet site at www.telecorppcs.com. Most stockholders can elect to view future proxy statements and annual reports over the internet instead of receiving paper copies in the mail.

   If you are a stockholder of record, you can choose this option and save us the cost of producing and mailing these documents by marking the appropriate box on your proxy card. You can also choose between paper documents and electronic access by calling Jim Morrisey at 703-236-1100. Your choice will remain in effect until you call Jim Morrisey at 703-236-1100 and tell us otherwise. You do not have to elect internet access each year.

   If you hold our stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the internet.

   Most stockholders who hold our stock through a bank, broker or other holder of record and who elect electronic access will receive an e-mail next year containing the internet address to use to access our proxy statement and annual report.

Cost of Proxy Solicitation

   We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, facsimile or other electronic means. We will reimburse brokerage houses and others for forwarding proxy material to you.

Stockholder Communications

   You can obtain a transcript of the annual meeting by writing to Jim Morrisey, Stockholder Meeting Transcript Requests, TeleCorp PCS, Inc., 1010 N. Glebe Road, Suite 800, Arlington, Virginia 22201.

   As a stockholder, your comments pertaining to any aspect of our business are welcome. Space is provided for this purpose on the proxy card given to stockholders of record. Although stockholder comments are not answered on an individual basis, they do assist us in understanding the concerns of stockholders.

Stockholder Account Maintenance

   Our transfer agent is EquiServe, located at 150 Royall Street, Canton, Massachusetts 02021. All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer our stock and similar issues can be handled by calling Jim Morrisey at TeleCorp at 703-236-1100. For other information about us, you can visit our internet site at www.telecorppcs.com.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

   Our board of directors is divided into three classes, Class I, Class II and Class III, currently consisting of three directors each. Each class of directors is elected for a three-year term. The current term of our Class I Directors will expire at this annual meeting. The nominees for Class I Directors are Gerald T. Vento, Thomas H. Sullivan and William Kussell. Messrs. Vento, Sullivan and Kussell currently serve on our board of directors and are available for re-election as Class I Directors.

   Your proxy holder will vote your shares for the nominees unless you instruct otherwise or you indicate that your vote should be withheld. They will not vote for additional directors. If elected, each of Messrs. Vento, Sullivan and Kussell will continue in office until our 2003 annual meeting, upon his successor being duly elected and qualified, or until his earlier death, resignation or retirement. We expect each of the nominees to be able to serve if elected. However, if any nominee should be unable to serve, your proxy holder may vote the proxy for any substitute nominee.

   OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MESSRS. VENTO, SULLIVAN AND KUSSELL FOR ELECTION AS CLASS I DIRECTORS.

   The names of our current directors and executive officers, including the Class I directors who are up for reelection, and certain information about them is set forth below:

             Name           Age                            Position
             ----           ---                            --------
   Gerald T. Vento.........  52 Chief Executive Officer, Director
   Thomas H. Sullivan......  37 Executive Vice President and Chief Financial Officer, Director
   Julie A. Dobson.........  43 Chief Operating Officer
   William A. Kussell......  40 Director
   Michael R. Hannon.......  39 Director
   Mary Hawkins-Key........  49 Director
   Rohit M. Desai..........  61 Director
   James M. Hoak, Jr. .....  56 Director
   Scott I. Anderson.......  41 Director
   Michael Schwartz........  35 Director

Executive Officers and Directors

   Gerald T. Vento. Mr. Vento is our co-founder, the co-founder of our predecessor company, TeleCorp Holding Corp., Inc., and has been our Chief Executive Officer and a director since our inception in July 1997. He has been Chairman of our board of directors since June 1999. From December 1993 to March 1995, Mr. Vento was Vice Chairman and Chief Executive Officer of Sprint Spectrum/American PCS, L.P. From April 1995 to March 1998, Mr. Vento was Chairman of Entel Technologies, Inc., a wireless site acquisition and construction management company. From April 1996 to October 1996, Mr. Vento also served as the Chief Executive Officer of National Fiber Networks, Inc. Mr. Vento also served as managing partner in a joint venture with the Washington Post Company to build and operate that company's systems in the United Kingdom prior to its sale in 1993 to TCI/US West Communications. Mr. Vento has spent over twenty years in cable, telephone and wireless businesses. Mr. Vento was the founder and Managing General Partner for several communications companies, which he developed from inception, including wireless and cable television properties throughout the United States and Puerto Rico.

   Thomas H. Sullivan. Mr. Sullivan is our co-founder and the co-founder of our predecessor company, TeleCorp Holding Corp., Inc., and has been our Executive Vice President and one of our directors since our inception in July 1997, and Chief Financial Officer since March 1999. Mr. Sullivan served as President of

TeleCorp Holding Corp., Inc. from 1996 to 1998 and has served as a senior executive and founder of several wireless and wireline companies for the past five years. From 1992 to 1999, Mr. Sullivan was a partner of, and counsel to, McDermott, Will & Emery, where he served as co-head of its telecommunications practice and co-chairman of its Boston corporate department.

   Julie A. Dobson. Ms. Dobson has served as our Chief Operating Officer since July 1998. Prior to joining us, Ms. Dobson was President of Bell Atlantic Mobile Systems New York/New Jersey Metro Region. She was responsible for sales, marketing, customer service and the continued expansion of that company's wireless communications network in the region. She also oversaw more than 1,500 employees and an extensive retail store network in seven counties in New York and northern and central New Jersey. Ms. Dobson had been with Bell Atlantic since 1980, when she began her career as an account executive in sales at Bell Atlantic-Pennsylvania, and served in a variety of positions in sales, marketing and operations over two decades. Ms. Dobson also serves as a director of INA Trust.

   William A. Kussell. Mr. Kussell has served as President of Dunkin' Donuts marketing office since March 1994, as well as Retail Concept Officer for Allied Domecq Retailing USA since 1997. He was Vice President of worldwide marketing for Reebok from November 1991 to March 1994. He has served as one of our directors since July 1998.

   Michael R. Hannon. Mr. Hannon has been a General Partner of Chase Capital Partners, a general partnership with over $15 billion under management, since January 1988. Chase Capital Partners invests in a wide variety of international equity opportunities including management buyouts, growth equity, and venture capital situations. Chase Capital Partner's chief limited partner is The Chase Manhattan Corporation, one of the largest bank holding companies in the United States. Mr. Hannon also serves as the global practice head of the media and telecommunications industry at Chase Capital Partners. From 1998 until November 1999, Mr. Hannon served as our Chairman and he is currently on the board of directors of Entercom Communications and several privately held media and telecommunications firms. He has served as one of our directors since July 1998 and is one of three Class II directors who will continue in office until our 2001 annual meeting.

   Mary Hawkins-Key. Ms. Hawkins-Key has been a Senior Vice President for AT&T Wireless since July 1998. Ms. Hawkins-Key joined AT&T's Messaging Division in April 1995, and subsequently became Chief Operating Officer for the division until its sale in 1998. Ms. Hawkins-Key is on the board of Triton PCS and is a partner committee member for CMT Partners, the partnership which owns Bay Area Cellular Telephone. She has served as one of our directors since March 1999 and is one of three Class II directors who will continue in office until our 2001 annual meeting.

   Rohit M. Desai. Mr. Desai has been the Chairman, President and Chief Investment Officer of Desai Capital Management Incorporated since 1984. Desai Capital Management is an equity investment firm with approximately $2 billion under management and is the investment advisor to Equity-Linked Investors II, Private Equity Investors III, L.P. and Private Equity Investors IV, L.P., of which Mr. Desai is the managing general partner. Mr. Desai currently sits on the board of The Rouse Company, Sunglass Hut International, Finlay Fine Jewelry Holdings and Independence Community Bankcorp. He has served as one of our directors since July 1998 and is one of three Class II directors who will continue in office until our 2001 annual meeting.

   James M. Hoak, Jr. Mr. Hoak has served as Chairman and a Principal of Hoak Capital Corporation, a private equity investment firm, since September 1991. He has also served as Chairman of HBW Holdings, an investment bank, from July 1996 to November 1999, and continues to serve as a director of this firm. He served as Chairman of Heritage Media Corporation, a broadcasting and marketing services firm, from its inception in August 1987 to its sale in August 1997. From February 1991 to January 1995, he served as Chairman and Chief Executive Officer of Crown Media, Inc., a cable television company. From 1971 to 1987, he served as President and Chief Executive Officer of Heritage Communications, Inc., a diversified communications company, and as its Chairman and Chief Executive Officer from August 1987 to December 1990. He is also a director of PanAmSat Corporation, Pier 1 Imports and Texas Industries. He has served as one of our directors since July 1998 and is one of three Class III directors who will continue in office until our 2002 annual meeting.

   Scott I. Anderson. Mr. Anderson has served as Principal in Cedar Grove Partners, an investment and consulting/advisory partnership since 1997, and since 1998 as Principal in Cedar Grove Investments, an angel capital investment fund. He was a board member of Tegic Communications prior to its merger with America Online, Inc., is currently a board member of Tritel Communications, Triton PCS and Xypoint. He was employed by McCaw Cellular Communications and AT&T from 1986 until 1997, where he last served as Senior Vice President of the Acquisitions and Development group. He has served as one of our directors since July 1998 and is one of three Class III directors who will continue in office until our 2002 annual meeting.

   Michael Schwartz. Mr. Schwartz is a co-founder and Executive Vice President of habit.com, an e-commerce entertainment community. Prior to joining habit.com. in March, 2000, he was a Vice President in AT&T Wireless' Acquisitions and Development group. Mr. Schwartz continues to provide services to AT&T on a part-time basis. From September 1996 through September 1998, Mr. Schwartz was Vice President and Chief Counsel of AT&T's Messaging Division. Prior to joining AT&T, Mr. Schwartz was in private law practice in the Seattle firm of Ridell Williams P.S. He has served as one of our directors since November 1998 and is one of three Class III directors who will continue in office until our 2002 annual meeting.

Board and Committee Meetings

   During the fiscal year ended December 31, 1999, our board of directors had two ongoing committees: an Audit Committee and a Compensation Committee.

   The Audit Committee meets with management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting. The committee also meets with the independent auditors and with appropriate company financial personnel regarding these matters. The independent auditors have unrestricted access to the committee. The Audit Committee recommends to our board of directors the appointment of the independent auditors. The Audit Committee reviews our financing plans and reports recommendations to the full board of directors for approval and to authorize action. The committee has a written charter. The members of the committee have reviewed the charter and believe that the committee complied with the charter in fiscal 1999. The Audit Committee consists of Messrs. Hoak (Chairman), Kussell and Anderson, none of whom is our employee or consultant. The Audit Committee met four times in fiscal 1999.

   The Compensation Committee administers our 1999 Stock Option Plan and 1998 Restricted Stock Plan and approves salaries, bonuses and other compensation arrangements and policies for our employees, directors and officers, including the chief executive officer. The Compensation Committee consists of Messrs. Anderson, Desai, Hannon and Schwartz (Chairman). The Compensation Committee met six times during the last fiscal year.

   During the fiscal year ended December 31, 1999, our board of directors held 14 meetings, including meetings held by telephone conference, and the committees held a total of ten meetings. All directors, during the time in which they served as directors, attended at least 75% of the meetings of our board and of the committees on which they served except for Rohit Desai, William Kussell, Gary Fuqua and William Laverack.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee consists of Messrs. Anderson, Desai, Hannon and Schwartz (Chairman), none of whom is our employee or consultant. In addition, none of our executive officers has served as a director or member of the compensation committee of any other entity whose executive officer served as a director or member of our Compensation Committee

Director Compensation

   Representatives of our initial investors who serve on our board of directors or its committees, do not receive cash compensation for such services. Other non-management members of our board of directors or its committees receive a quarterly stipend of $1,875, an additional $1,000 for attending each board or committee meeting and $500 for participating in each teleconference. The directors are also eligible to receive stock options. As of April 11, 2000, two of our directors, Mr. Anderson and Mr. Kussell, have each been granted options to purchase 30,900 shares of our class A common stock, of which options to purchase 7,725 shares have vested. All members of our board of directors or any committee of our board of directors, including our management members, are reimbursed for out-of-pocket expenses in connection with attendance at meetings.

            Compensation Committee Report On Executive Compensation

Role of the Compensation Committee

   The Committee is comprised of four members of our board of directors, Mr. Michael Schwartz, Mr. Rohit Desai, Mr. Michael Hannon and Mr. Scott Anderson, each of whom is neither a current nor former employee of the company. We set the overall compensation principles of the company and review the entire compensation program at least once a year. The base salaries of the company's executive officers are determined by the Committee. In establishing base salaries for executive officers the Committee considers numerous factors such as: a review of salaries in comparable telecommunications companies, the executive's responsibilities, the executive's importance to the company, the executive's performance in the prior year, historical salary levels of the executive and relative salary levels within the company. To date, we have not considered the advice of independent outside consultants in determining whether the amounts and types of compensation the company pays its officers are appropriate but the Committee may choose to do so from time to time in the future.

Executive Compensation Guiding Principles

   The goal of our compensation program is to attract, motivate and retain the highly talented individuals TeleCorp needs to be a market leader in a highly competitive industry. We developed the program with the company's leadership team to support the company's aggressive business strategy. The following principles guided the development of the program:

   .Compensation Should Be Related To Performance

   We believe that the better an individual performs, the higher the individual's compensation should be. We also believe that individual compensation should be tied to how well the company performs financially. That is, when the company's performance exceeds our pre-established objectives, the bonus pool will be higher and to the extent company's performance does not meet these objectives, the bonus pool is reduced, and to the extent the company's performance is less than pre-determined levels, any award payment will be subject to the Committee's discretion.

   .TeleCorp Employees Should Own TeleCorp Stock

   We provide TeleCorp employees at virtually all levels with a way to become stockholders. In August 1999 we made stock option grants to all of our employees employed prior to July 1, 1999 and in December 1999 we approved the grant of stock options to all employees employed on or before December 31, 1999 who were not included in the previous grant of options. To date the executive officers have not received stock options under our 1999 Stock Option Plan. Our goal is to encourage each employee to act like an owner of the business.

  . Incentive Compensation Should Be A Greater Part Of Total Compensation For
    More Senior Management

   The proportion of an individual's total compensation that depends on individual and company performance objectives should increase as the individual becomes more senior in the company.

   .Other Goals

   Our compensation program is designed to balance short and long term financial objectives, build stockholder value and reward individual, team and corporate performance.

   We review compensation survey data from several independent sources to ensure that our total compensation program is competitive. Companies selected include those with whom we compete for executive and other employee talent. The company's competitors for executive and other employee talent are not necessarily the same companies that are included in the index used to compare stockholder returns (see Performance Graph, page 24) because the company may require specialized skills from a more varied set of backgrounds.

Components of the Compensation Program

   The principal components of our compensation program, other than the employee benefits, including a 401(k) retirement plan and medical insurance plans that are available to all employees of TeleCorp, include the following:

  . Base Salary;

  . Short Term Incentives: Annual Bonus;

  . Long Term Incentives: Stock Options; and

  . Special Equity Grants: Stock Options and Restricted Stock Grants.

   1. Base Salary. We set base salaries for all employees, officers and executives at levels that are comparable to similar positions at companies with whom we compare for compensation purposes. While we compare salaries on a regular basis, we usually adjust salaries only when our review shows a significant deviation. This is in line with our philosophy that compensation above competitive levels should come primarily from the variable portion of the compensation package.

   2. Short Term Incentives: Bonus. The annual bonus component of incentive compensation is intended to align the compensation of our employees, officers and executives with the short term, or annual, performance of the company. In 1999, the annual bonus opportunity was based on the company achieving a number of financial, operating and other objectives, including, without limitation, meeting revenue and expense targets, meeting build-out requirements for its licenses and the completion of the company's initial public offering of securities. When we evaluate performance, we consider factors such as leadership, customer focus, business knowledge and execution of TeleCorp's business strategy.

   3. Long Term Incentives: Stock Options. We make grants of stock options to independent members of the company's board of directors, as well as most other employees of the company. On July 22, 1999, our board approved the grant of options to virtually all our employees and three of our directors to purchase an aggregate of 581,967 shares of class A common stock under our plan at an exercise price of $.0065 per share, the estimated fair value of the class A common stock on the date of grant. We effected these grants on August 31, 1999. On December 17, 1999 our board also approved the grant of options to employees employed on or prior to December 31, 1999 who had not previously been granted options to purchase an aggregate of approximately 260,000 shares of our class A common stock at a below fair market exercise price of $20.00 per share. These grants will be effective as of January 1, 2000. The company currently plans to issue future options at an exercise price equal to the fair market value of the company's class A common stock on the day we grant the options. These options generally vest over a four year period of continuous service to the company and expire ten years from the date of the grant. We base target grants on a comparison to our selected sample group; however, grants to individuals can be adjusted based on individual performance, retention and other special circumstances.

   4. Special Equity Grants: Stock Options and Restricted Stock Grants. We believe that ownership of TeleCorp stock is a key element of our compensation program and that retention of our senior management team is essential to TeleCorp's future success, both in the short and long term. From time to time, we may make special equity grants to accomplish one or both of these objectives. Depending on the circumstances, a special equity grant may take the form of a stock option, restricted stock or a combination of the two.

Compensation of the Chief Executive Officer

   In fiscal 1999, the company's most highly compensated officer was Gerald T. Vento, the Chairman of the Board and Chief Executive Officer. Each year, the board of directors agrees on a set of objectives with Mr. Vento. At the end of the year, the Committee reviews Mr. Vento's performance against those objectives. This review includes analysis of the company's short and long term financial results, as well as its progress towards its strategic objectives. In addition, we consider individual factors such as Mr. Vento's leadership ability and ability to execute TeleCorp's business strategy and the company's relationship with customers and the investment community.

 Base Salary:

   In the year ended December 31, 1999, we did not change Mr. Vento's annual base salary from 1998 of $300,000. The Compensation Committee believes that Mr. Vento's current annual base salary is competitive with those paid by other companies in this industry to their chief executive officers.

 Short Term Incentives:

   For fiscal 1999, Mr. Vento's annual bonus was based on corporate objectives, as determined by the board of directors, including meeting revenue and expense targets, meeting build-out requirements for its licenses, the company's performance compared to its competitors and the completion of the company's initial public offering.

   When we assessed Mr. Vento's performance and determined his short-term incentive award at the end of the year, we considered the following accomplishments:

  . the company ended 1999 with over 142,000 customers;

  . the company successfully completed its debt offering in April 1999;

  . expenses continued to be in line with expectations;

  . the company successfully completed its initial public offering of securities in November 1999; and

  . at December 31, 1999 the company successfully launched service in 26 markets with networks covering approximately 66% of the population where the company held licenses.

Section 162(m)

   Under Section 162(m) of the Internal Revenue Code of 1986, as amended, certain executive compensation (in the form of cash, options or stock) received by any of the three executive officers of the company, when aggregated with all other compensation received by such executive, in excess of $1.0 million will not be deductible by the company for federal income tax purposes unless such compensation is awarded under a performance-based plan approved by the stockholders of the company. To date, all awards of stock to the executive officers have been made pursuant to agreements or plans approved by the company's stockholders. The Committee intends to review the potential effect of
Section 162(m) when making future recommendations to the company regarding the compensation of the executive officers.

Committee Conclusion

   The Committee believes that the caliber and motivation of the company's employees and the quality of the company's leadership determine the company's long term performance. The Committee further believes that it is in the stockholders' interests to compensate executives well when performance meets or exceeds the high standards set by the board of directors, so long as there is an appropriate downside risk to compensation when performance falls short of such high standards. The Committee was satisfied with the company's progress for 1999 and believes that the compensation paid was consistent with the company's philosophy of linking executive compensation with the creation of stockholder value.

   This report submitted by the Committee, composed of:

       Michael Schwartz, Chairman       Scott Anderson
                                        Michael Hannon
       Rohit Desai

Compensation of Executive Officers

 Summary Compensation

   The following table contains information about the cash and other compensation that we paid in 1998 and 1999 to Mr. Vento, our Chief Executive Officer, and the three other most highly paid executive officers. The bonuses in the table are shown in the year in which they are earned. In general, bonuses are paid in the year after they are earned.

                           SUMMARY COMPENSATION TABLE

                                                                         Long-Term
                                                                        Compensation
                                          Annual Compensation              Awards
                                   ------------------------------------ ------------
                                                             Other       Restricted
                                                            Annual         Stock         All Other
Name and Principal Position*  Year Salary($)   Bonus($) Compensation($)  Awards($)    Compensation($)
----------------------------  ---- ---------   -------- --------------- ------------  ---------------
Gerald T. Vento.........      1999  300,000(1) 300,000          --            --              --
 Chief Executive Officer      1998  213,461(2) 157,500          --            --              --
 and Chairman


Thomas H. Sullivan......      1999  250,000(3) 250,000          --            --              --
 Executive Vice               1998  206,931(4) 125,000      106,637(5)        --              --
 President and Chief
 Financial Officer


Julie A. Dobson.........      1999  250,000    250,000       67,871(6)     47,574(7)          --
 Vice President and           1998  124,289    155,000       66,134(8)      5,494(9)          --
 Chief Operating Officer


Robert Dowski (10)......      1999   35,000        --           --            --          275,497(11)
 Chief Financial Officer      1998  181,196    105,000          --          2,064(12)         --

--------
  * We historically have had only four officers which constitute executive officers, and as of April 11, 2000, have only three officers which constitute executive officers as a result of the departure of Mr. Dowski on March 8, 1999.

 (1) This amount consists of $300,000 that TeleCorp Management Corp. paid to Mr. Vento out of amounts we paid to TeleCorp Management Corp. under the Management Agreement.

 (2) This amount consists of $111,538 that TeleCorp Management Corp. paid to Mr. Vento out of amounts we paid to TeleCorp Management Corp. under the Management Agreement and $101,923 that TeleCorp Holding Corp. paid to Mr. Vento.

 (3) This amount consists of $250,000 that TeleCorp Management Corp. paid to Mr. Sullivan out of amounts we paid to TeleCorp Management Corp. under the Management Agreement.

 (4) This amount consists of $92,947 that TeleCorp Management Corp. paid to Mr. Sullivan out of amounts we paid to TeleCorp Management Corp. under the Management Agreement and $113,984 that TeleCorp Holding Corp. paid to Mr. Sullivan.

 (5) This amount consists of $103,637 in relocation expenses that TeleCorp Management Corp. paid to Mr. Sullivan out of amounts that we paid to TeleCorp Management Corp. under the Management Agreement and $3,000 that we paid on behalf of Mr. Sullivan in our 401(k) plan.

 (6) This amount consists of 67,871 in relocation expenses that TeleCorp Communications paid to Ms. Dobson.

 (7) Consists of 833 shares of series E preferred stock, valued at $52.00 per share, and 532,308 shares of class A common stock, valued at $.008 per share, issued under our restricted stock plan on July 1, 1999.

 (8) This amount consists of $66,134 in relocation expenses that TeleCorp Communications paid to Ms. Dobson.

 (9) Consists of 2,287 shares of series E preferred stock, valued at $1.00 per share, and 1,068,971 shares of class A common stock, valued at $.003 per share, issued under our restricted stock grant plan on July 17, 1998.

(10) Mr. Dowski ceased to be employed with us as of March 8, 1999, except for transition support.

(11) This amount consists of amounts we paid or are required to pay to Mr. Dowski pursuant to his Separation Agreement as follows: $210,000 payable 12 monthly installments of $17,500 each ending March 2000, $17,769 for his vacation balance and $47,728 in relocation expenses.

(12) Consists of 714 shares of series E preferred stock, valued at $1.00 per share, and 449,877 shares of class A common stock, valued at $.003 per share, issued under our restricted stock grant plan on July 17, 1998. In March, 1999 we repurchased 577 of Mr. Dowski's shares of series E preferred stock and 406,786 of Mr. Dowski's shares of class A common stock for a total of approximately $19, which is not reflected in the table.

 Option Grants in Fiscal Year Ending December 31, 1999

   There were no stock options awarded to the named executive officers in the last fiscal year.

 Management Agreement

   Under a five-year Management Agreement dated July 17, 1998, as amended, TeleCorp Management Corp. assists us with various services and provides the services of Mr. Vento and Mr. Sullivan in connection with the performance of TeleCorp Management Corp.'s obligations under the Management Agreement. Mr. Vento and Mr. Sullivan own TeleCorp Management Corp.

   We reimburse TeleCorp Management Corp. for all out of pocket expenses it incurs for the retention of third parties on our behalf. We pay TeleCorp Management Corp. fees of $550,000 per year, payable in monthly installments, plus a potential annual bonus based upon the achievement of objectives established by the compensation committee of our board for a particular calendar year. In 1998 and 1999, TeleCorp Management Corp. earned bonuses in the amount of approximately $282,500 and $550,000, respectively.

   Certain shares of our class A common stock and series E preferred stock held by Messrs. Vento and Sullivan are subject to vesting under the Management Agreement. We are obligated to repurchase from Mr. Vento and Mr. Sullivan, and they are required to sell to us, following the termination of the Management Agreement for any reason, up to 5,764,595 shares of class A common stock and up to 18,219 shares of series E preferred stock held by Mr. Vento and Mr. Sullivan that have not yet vested.

 Employment Agreement

   On July 17, 1998, we entered into an employee agreement with Julie Dobson, under which she serves as our Chief Operating Officer at a base annual salary of $250,000 with a potential annual bonus based upon the achievement of objectives established by the compensation committee of our board of directors. We will reimburse the reasonable expenses that she incurs while performing her services under her employee agreement and she may participate in our employee benefit plans available to employees of comparable status and position.

   If we terminate Ms. Dobson for cause, or she voluntarily quits, we will pay her any amounts that we owe to her accrued prior to the cessation of employment. If she is terminated other than for cause, we will pay Ms. Dobson an amount equal to her then annual base salary, at normal payroll intervals, as well as continue to cover her under our employee benefit plans for 12 months.

   Under her employee agreement, Ms. Dobson is subject to confidentiality provisions, and has agreed, for one year after cessation of employment with us, to non-competition and non-solicitation provisions and to limit public statements concerning us.

 1998 Restricted Stock Plan

   In July 1998 we established the TeleCorp PCS, Inc. 1998 Restricted Stock Plan to award key employees shares of our series E preferred stock and class A common stock. Each award is subject to a five- or six-year vesting schedule that depends on the employee's date of hire, with unvested shares being redeemed by us for $.003 per share upon termination of employment. The shares granted are subject to the same transfer restrictions and repurchase rights as shares held by AT&T and our other initial investors. As of April 11, 2000, 6,821 shares of series E preferred stock and 3,884,821 shares of class A common stock were granted under this plan. We repurchased an additional 1,361 shares of series E preferred stock and 959,261 shares of class A common stock from our stockholders, which we had granted under this plan, and we have granted some of these repurchased shares under this plan. Any shares not granted on or prior to July 17, 2003 will be granted to Messrs. Vento and Sullivan.

 1999 Stock Option Plan

   On July 22, 1999, we implemented the 1999 Stock Option Plan to award employees and members of our board options to acquire shares of our class A common stock. Our board has the discretion to determine the terms of any options granted under this plan. We have reserved 1,814,321 shares of our class A common stock for issuance under this plan. On July 22, 1999, our board approved the grant of options to virtually all our employees and three of our directors to purchase an aggregate of 581,967 shares of class A common stock under our plan at an exercise price of $.0065 per share, the estimated fair value of the class A common stock on the date of grant. We effected these grants on August 31, 1999. On December 17, 1999 our board also approved the grant of options to employees employed on or prior to December 31, 1999 who had not previously been granted options to purchase an aggregate of approximately 260,000 shares of our class A common stock at a below fair market exercise price of $20.00 per share. These grants will be effective as of January 1, 2000. All of the options vest ratably over a four year period.

 Separation Agreement

   On March 8, 1999 we entered into a separation agreement with Mr. Dowski under which we paid Mr. Dowski a lump sum payment of $105,000 plus additional amounts representing unused vacation time and travel and relocation reimbursements and an aggregate of $210,000 payable in 12 installments of $17,500 per month. We also repurchased 577 shares of Mr. Dowski's series E preferred stock and 406,786 of Mr. Dowski's class A common stock for an aggregate amount of approximately $19.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information concerning the beneficial ownership of our class A common stock as of April 11, 2000 for:

  . each person known to us to beneficially own more than 5% of the outstanding shares of class A common stock;

  . our directors;

  . the Chief Executive Officer and the three other most highly compensated executive officers who were serving as executive officers during 1999; and

  . all of our executive officers and directors, as a group.

   Except as otherwise noted, the named individual has sole voting and investment power with respect to such securities.

                                   Amount and Nature of Beneficial Ownership
                             -----------------------------------------------------
                               Number of Shares    Percentage of   Percentage of
                                  of Class A        Outstanding     Outstanding
                                 Common Stock         Class A    Voting Preference
         Stockholders        Beneficially Owned(1) Common Stock   Common Stock(2)
         ------------        --------------------- ------------- -----------------
   Chase Capital Partners..       15,618,648(3)        17.8              --
   Equity-Linked Investors
    II.....................       14,835,023(4)        16.9              --
   Hoak Communications
    Partners, L.P..........       10,974,781(5)        12.5              --
   Whitney Equity Partners,
    L.P....................        9,100,865(6)        10.4              --
   Media/Communications
    Partners...............        5,923,519(7)         6.7              --
   AT&T Wireless PCS, LLC..       17,867,453(8)        17.4              --
   Michael R. Hannon.......       15,618,648(3)        17.8              --
   Michael Schwartz........       17,867,453(8)        17.4              --
   Mary Hawkins-Key........       17,867,453(8)        17.4              --
   Rohit M. Desai..........       14,835,023(4)        16.9              --
   James M. Hoak...........       10,974,781(5)        12.5              --
   Scott Anderson..........          499,789(9)          *               --
   William Kussell.........          499,789(10)         *               --
   Gerald T. Vento.........        5,249,654(11)        6.0             50.0
   Thomas H. Sullivan......        3,394,228(12)        3.8             50.0
   Julie A. Dobson.........        1,602,879(13)        1.8              --
   Robert Dowski...........           37,090             *               --
   Directors and Executive
    Officers as a Group
    (11 persons)...........       69,103,142           67.4            100.0

--------
  * Less than one percent

 (1) Pursuant to the rules of the Securities and Exchange Commission, percentages of beneficial ownership of the class A common stock are calculated assuming that shares of class A common stock issuable upon conversion of securities convertible into class A common stock are outstanding for purposes of each respective stockholder or group, but not outstanding for purposes of computing the percentage of any other person. Included in the calculation of beneficial ownership are shares of class A common stock issuable upon conversion or exercise of securities within 60 days of April 11, 2000. This calculation does not include conversion of our class C, class D and voting preference common stock into class A common stock upon lapse of FCC ownership restrictions, which is not expected to occur until 2004.

 (2) Mr. Vento and Mr. Sullivan also each own 1,545 shares of voting preference stock. Together, the voting preference stock possesses 50.1% of the voting power of all shares of our capital stock. Mr. Vento and Mr. Sullivan are required to vote their shares of voting preference stock together on all matters.

 (3) Consists of 15,265,692 shares of class A common stock held by CB Capital Investors, L.P., an affiliate of Chase Capital Partners, and 352,956 shares of class A common stock held by TeleCorp Investment Corp., L.L.C., of which CB Capital Investors, L.P. owns a majority of the membership interest. This amount does not include 27,489 shares of class C common stock and 199,522 shares of class D common stock held by CB Capital Investors, L.P. and 575 shares of class C common stock and 3,780 shares of class D common stock held by TeleCorp Investment Corp., L.L.C. These shares may also be deemed to be beneficially owned by Mr. Hannon, Vice President of CB Capital Investors, L.P., who disclaims beneficial ownership of all of these shares. The address of these stockholders and Mr. Hannon is 380 Madison Avenue, 12th Floor, New York, New York 10017.

 (4) Consists of 8,848,318 shares of class A common stock held by Private Equity Investors III, L.P and 5,986,705 shares of class A common stock held by Equity-Linked Investors-II. This amount does not include 13,457 shares of class C common stock and 105,947 shares of class D common stock held by Private Equity Investors III, L.P and 13,457 shares of class C common stock and 88,341 shares of class D common stock held by Equity-Linked Investors-II. Each of these stockholders is an affiliate of Desai Capital Management. These shares may also be deemed to be beneficially owned by Mr. Desai, the managing general partner of each of these stockholders, who disclaims beneficial ownership of all of these shares. The address of these stockholders and Mr. Desai is 540 Madison Avenue, 36th Floor, New York, New York 10022.

 (5) Consists of 919,881 shares of class A common stock held by HCP Capital Fund, L.P. and 10,054,900 shares of class A common stock held by Hoak Communications Partners, L.P. This amount does not include 1,691 shares of class C common stock and 12,212 shares of class D common stock held by HCP Capital Fund, L.P. and 18,494 shares of class C common stock and 133,510 shares of class D common stock held by Hoak Communications Partners, L.P. These shares may also be deemed to be beneficially owned by Mr. Hoak, Principal and Chairman of the manager of these stockholders, shareholder of the manager and General Partner of Hoak Communications Partners, L.P. and limited partner and shareholder of the General Partner of HCP Capital Fund, L.P. The address of these stockholders and Mr. Hoak is One Galleria Tower, 13355 Noel Road, Suite 1050, Dallas, Texas 75240.

 (6) Consists of 6,255,859 shares of class A common stock held by J. H. Whitney III, L.P., 150,746 shares of class A common stock held by Whitney Strategic Partners III, L.P.; and 2,694,260 shares of class A common stock held by Whitney Equity Partners, L.P. This amount does not include 11,498 shares of class C common stock and 83,004 shares of class D common stock held by J. H. Whitney III, L.P.; 279 shares of class C common stock and 2,003 shares of class D common stock held by Whitney Strategic Partners III, L.P.; and 5,046 shares of class C common stock and 36,432 shares of class D common stock held by Whitney Equity Partners, L.P. The address of these stockholders is 177 Broad Street, 15th Floor, Stamford, Connecticut 06901.

 (7) Consists of 5,657,726 shares of class A common stock held by Media/Communications Partners III Limited Partnership and 265,793 shares of class A common stock held by Media/Communications Investors Limited Partnership. This amount does not include 10,241 shares of class C common stock and 73,604 shares of class D common stock held by Media/Communications Partners III Limited Partnership and 427 shares of class C common stock and 3,764 shares of Class D common stock held by Media/Communications Investors Limited Partnership. These shares may also be deemed to be beneficially owned by Mr. Wade, President of M/C Investor General Partner-J, Inc., which is a General Partner in Media Communications Investors Limited Partnerships and Manager of M/C III, L.L.C., which is a General Partner in Media Communications Partners III Limited Partnership. The address of these stockholders and Mr. Wade is 75 State Street, Suite 2500, Boston, Massachusetts 02109.

 (8) Consists of 3,149,737 shares of class A common stock and 14,912,778 shares of series F preferred stock, which is convertible into 14,717,716 shares of class A common stock and 195,062 shares of class D common stock, held by AT&T Wireless PCS, LLC. This amount does not include the amount of class D common stock into which the series F preferred stock converts or 20,902 shares of class D common stock held by AT&T Wireless PCS, LLC. These shares may also be deemed to be held by Mr. Schwartz, Ms. Hawkins-Key and various AT&T affiliates. Mr. Schwartz and Ms. Hawkins-Key disclaim beneficial ownership of all of these shares. The address of these stockholders, Mr. Schwartz and Ms. Hawkins-Key is c/o AT&T Wireless PCS, LLC 7277 164th Avenue, N.E., Redmond, Washington 98052.

 (9) Consists of 492,064 shares of class A common stock held by TeleCorp Investment Corp. II, L.L.C., of which Cedar Grove Partners, LLC owns 4.49%, and vested options to purchase 7,725 shares of class A common stock held by Mr. Anderson. Mr. Anderson is a principal of Cedar Grove Partners, LLC. This amount does not include 11,366 shares of class D common stock held by TeleCorp Investment Corp. II, L.L.C. The address of Mr. Anderson is c/o Cedar Grove Investments, 2415 Carillon Point, Kirkland, WA 98033.

(10) Consists of 492,064 shares of class A common stock held by TeleCorp Investment Corp. II, L.L.C., of which Mr. Kussell owns 2.99%, and vested options to purchase 7,725 shares of class A common stock held by Mr. Kussell. This amount does not include 11,366 shares of class D common stock held by TeleCorp Investment Corp. II, L.L.C. The address of Mr. Kussell is c/o Allied Domecq Retailing USR, 15 Pacella Park Drive, Randolph, MA 02368.

(11) Consists of 492,064 shares of class A common stock held by TeleCorp Investment Corp. II, L.L.C. and 5,249,654 shares of class A common stock held by Mr. Vento. This amount does not include 11,366 shares of class D common stock held by TeleCorp Investment Corp. II, L.L.C. and 105,444 shares of class C common stock and 3,137 shares of class D common stock held by Mr. Vento. Mr. Vento serves as a manager and is a member of TeleCorp Investment Corp. II, L.L.C. The address of the stockholder is c/o TeleCorp PCS, Inc. 1010 N. Glebe Road, Suite 800, Arlington, VA 22201. Mr. Vento is also one of our directors.

(12) Consists of 492,064 shares of class A common stock held by TeleCorp Investment Corp. II, L.L.C.; 3,394,228 shares of class A common stock held by Mr. Sullivan; and 2,200 shares of class A common stock held by Mr. Sullivan's spouse. This amount does not include 11,366 shares of class D common stock held by TeleCorp Investment Corp. II, L.L.C. and 65,373 shares of class C common stock and 699 shares of class D common stock held by Mr. Sullivan. Mr. Sullivan serves as a manager and is the manager of a member of TeleCorp Investment Corp. II, L.L.C. The address of Mr. Sullivan is c/o TeleCorp PCS, Inc. 1010 N. Glebe Road, Suite 800, Arlington, VA 22201. Mr. Sullivan is also one of our directors.

(13) Consists of 1,601,279 shares of class A common stock held by Ms. Dobson and 1,600 shares of class A common stock held by Ms. Dobson's spouse.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   With respect to all of the relationships and transactions described in this section, including those with AT&T, the terms of the agreements or arrangements were no more favorable to the parties than they could have obtained from third parties negotiated at arms length.

AT&T Agreements

   On January 23, 1998, we and AT&T announced the formation of a venture under which we are financing, constructing and operating a wireless communications network using the AT&T and SunCom brand names and logos together, giving equal emphasis to both. AT&T contributed licenses to us in exchange for an equity interest in us. The venture provides the basis for an alliance between us and AT&T to provide wireless communications services in particular markets. AT&T, as a result of these agreements, owns shares of our capital stock. Mary Hawkins-Key, one of our directors, serves as a Senior Vice President of AT&T Wireless Services and Michael Schwartz, one of our directors, was a Vice President in AT&T Wireless' Acquisitions and Development Group until his departure in March, 2000, and continues to provide services to AT&T on a part-time basis. The terms of the venture and the alliance are described in a number of agreements, summaries of which are set forth below.

   Securities Purchase Agreement. Under a Securities Purchase Agreement, dated as of January 23, 1998, as amended, among our initial investors, Mr. Vento and Mr. Sullivan and us, in exchange for shares of our class A common stock, class C common stock, class D common stock, voting preference common stock, series A preferred stock, series C preferred stock, series D preferred stock, series E preferred stock and/or series F preferred stock and $21.0 million to AT&T, we received:

  . PCS licenses from AT&T Wireless and TWR Cellular, Inc.;

  . $128.0 million from our initial investors, other than AT&T Wireless and TWR Cellular, and an additional $5 million upon our closing of an acquisition of a PCS license covering populations of one million or more people, which was satisfied on April 20, 1999;

  . all of the shares of our predecessor company, TeleCorp Holding Corp., Inc., held by certain of our initial investors and TeleCorp Investment Corp., L.L.C.; and

  . shares of our stock held by Mr. Sullivan and Mr. Vento.

   Approximately $39.0 million of the cash contribution was made on the closing of the transaction on July 17, 1998 and the remainder of the cash contributions are required to be made over a three-year period.

 Stockholders' Agreement.

   The Stockholders' Agreement, as amended, among our initial investors, Messrs. Vento and Sullivan and us sets guidelines for our management and operations and restricts the sale, transfer or other disposition of our capital stock. The parties to the Stockholders' Agreement have agreed to vote all of the shares of class A voting common stock and voting preference stock to cause the election of nine individuals to our board who include, among others, Mr. Vento and Mr. Sullivan, so long as each remains an officer and the Management Agreement with TeleCorp Management Corp. remains in effect, and one individual nominated by AT&T Wireless. Messrs. Vento and Sullivan also have the right to select four of the other seven directors subject to approval by AT&T and/or a majority in interest of the common stock beneficially owned by our initial investors. When FCC ownership restrictions no longer apply to us, our board will be reduced to seven members, whose members will include Mr. Vento and Mr. Sullivan, and Mr. Vento and Sullivan will have the right to appoint two of the other five members.

   The Stockholders' Agreement provides that any action of our board be approved by the affirmative vote of a majority of our entire board, except in certain circumstances including a sale of the business, the issuance or repurchase of our stock, an amendment to our organizational documents, the hiring or termination of an executive officer, the approval of or amendment to our operating or capital budget, the incurrence of indebtedness in excess of $1,000,000, certain agreements with our directors, capital expenditures in excess of $1,000,000 or the initiation of bankruptcy proceedings, where voting by particular classes of directors is required.

   The initial investors have agreed not to transfer any shares of their common stock until July 17, 2001 except to affiliates, and Mr. Vento and Mr. Sullivan have agreed not to transfer any shares of common stock prior to July 17, 2003, subject to limited exceptions, including that 25% of their common stock may be transferred after July 17, 2001.

   The parties to the stockholders' agreement have agreed that, during the term of the Stockholders' Agreement, neither they nor any of their respective affiliates will provide or resell, or act as the agent for any person offering, within the areas covered by our licenses, wireless communications services initiated or terminated using TDMA and portions of the airwaves licensed by the FCC, except that AT&T and its affiliates may:

  . resell or act as agent for us in connection with mobile wireless communications services;

  . provide or resell wireless communications services only to or from specific locations, provided that any equipment sold in connection with the service must be capable of providing our wireless communications services; and

  . resell mobile wireless communications services from another person in any area where we have not placed a system into commercial service.

Additionally, with respect to some markets identified in the intercarrier roamer services agreement with AT&T Wireless Services, each of us and AT&T Wireless Services has agreed to cause our respective affiliates in their home carrier capacities to:

  . program and direct the programming of customer equipment so that the other party, in its capacity as the serving carrier, is the preferred provider in these markets; and

  . refrain from inducing any of its customers to change such programming.

AT&T Wireless has retained some PCS licenses within the areas covered by our licenses for which we have a right of negotiation in the event of a proposed transfer.

   If we materially breach any of our obligations, AT&T Wireless may terminate its exclusivity obligations under the Stockholders' Agreement and may terminate our rights to the AT&T brand and logo under the license agreement if a default continues after the applicable cure periods lapse.

   The exclusivity provisions in the stockholders' agreement do not apply to approximately 100,000 people that overlapped with the coverage area of licenses AT&T purchased from Vanguard Cellular in Strafford, New Hampshire. We have agreed with AT&T to exchange our licenses covering these people for licenses covering other people. These exchanged populations will be covered under the scope of our agreements with AT&T.

   In addition to the approval of our senior lenders, the terms of the stockholders' agreement may be amended only if agreed to in writing by us and the beneficial holders of a majority of the class A common stock party to the stockholders' agreement, including AT&T Wireless, 66 2/3% of the class A common stock beneficially owned by our initial investors other than AT&T, and 66 2/3% of the class A common stock beneficially owned by Mr. Vento and Mr. Sullivan.

   The stockholders' agreement will terminate upon the earliest to occur of:

  .  the receipt of the written consent of each party;

  . July 17, 2009; and

  . under specified circumstances, the date on which a single stockholder beneficially owns all of the outstanding shares of class A common stock.

   Network Membership License Agreement. Under a five year Network Membership License Agreement dated as of July 17, 1998 between AT&T and us, AT&T granted to us a royalty-free, non-transferable, non-sublicensable, non-exclusive, limited license to use some of their licensed marks in our markets. Except in specified instances, AT&T has agreed not to grant to any other person a right to provide or resell, or act as agent for any person offering, mobile wireless communications services under the licensed marks in our licensed markets. AT&T retains all rights of ownership to the licensed marks subject to exclusivity obligations to us in both areas covered by our licenses and all other areas. The term of the license may be renewed for an additional five-year period if each party gives written notice to the other party of its election to renew the license agreement and neither party gives notice of non-renewal.

   The Network Membership License Agreement restricts our use and modification of any of the licensed marks. Although we may develop our own marks, we may not use them together with the licensed marks without the prior approval of AT&T. Any services we market or provide using the licensed marks must be of comparable quality to similar services that AT&T markets and provides in areas that are comparable to the areas covered by our licenses. We may take into account commercial reasonableness and the relative stage of development of the licensed areas, to determine what is comparable service. We must also provide sufficiently high quality services to provide maximum enhancement to and protect licensed marks, such as attaining specified levels of network quality, audio quality, system performance and meeting customer care standards. The license agreement also defines specific testing procedures to determine compliance with these standards and affords us with a grace period to cure any instances of noncompliance. Following the cure period, we must stop using the licensed marks until we comply with the standards, or we may be deemed to be in breach of the license agreement and we may lose our rights to the licensed marks.

   We may not assign, sublicense or transfer, by change of control or otherwise, any of our rights under the license agreement, except that the license agreement may be, and has been, assigned to our lenders under our senior credit facilities. After the expiration of any applicable grace and cure periods under our senior credit facilities, the lenders may then enforce our rights under the license agreement and assign the license agreement to any person with AT&T's consent.

   The license agreement may be terminated by AT&T at any time in the event of our significant breach and the exhaustion of any applicable cure periods, which include:

  . our misuse of any licensed marks;

  . our bankruptcy;

  . our licensing or assignment of any of our rights under the license agreement, except as permitted by the terms of the license agreement;

  . our loss of the licenses acquired from AT&T;

  . our failure to maintain AT&T's quality standards in any material respect;
    or

  . our change of control, which is defined as a transaction, other than a transfer by AT&T, that results in any person other than our initial stockholders or our senior lenders acquiring beneficial ownership of more than 50% of our voting stock, or 33.3% of our voting stock if the person acquiring our stock acquires more than our initial stockholders hold at that time. Also included is a transaction that results in any of the three largest telecommunications carriers, excluding AT&T and any wireless carrier using TDMA technology, or any regional bell operating company, or Microsoft acquiring more than 15% of our voting stock, excluding acquisitions through open market transactions, or a majority of our directors are removed in a proxy contest.

Our rights under the license agreement are also subject to the minimum construction plan set forth in the stockholders' agreement. After the initial term, AT&T may also terminate the license agreement in connection with a disqualifying transaction.

   Roaming Agreements. We entered into a 20 year Intercarrier Roamer Services Agreement dated as of July 17, 1998 with AT&T Wireless Services and several of its affiliates. The Intercarrier Roamer Service Agreement is automatically renewed on a year-to-year basis unless terminated by either party upon 90 days prior written notice after 10 years. We have agreed with AT&T Wireless Services that each party, in its capacity as a serving provider, will provide services to each others' customers where it has a license or permit to operate a wireless communications system. Each home carrier whose customers receive service from a serving provider will pay to the serving provider all of the serving provider's charges for wireless service and all of the applicable charges. Each serving provider's service charges per minute or partial minute for use for the first three years will be fixed at a declining rate.

   The intercarrier roamer service agreement may be terminated immediately by either party upon written notice to the other of a default of the other party. The intercarrier roamer service agreement may also be suspended by either party immediately upon written notice to the other party of the existence of a breach of the agreement, whether or not the breach constitutes a default, if the breach materially affects the service being provided to the customers of the non-breaching party. Neither party may assign or transfer its rights and obligations under the intercarrier roamer service agreement without the written consent of the other party, except to an affiliate or an assignee of its license.

   In addition, under a two year Roaming Administrative Service Agreement dated as of July 17, 1998 between AT&T Wireless Services and us, AT&T Wireless Services has agreed to make available to us the benefits of the intercarrier roaming services agreements it has entered into with other wireless carriers. The Roaming Administrative Service Agreement is automatically renewed on a year-to-year basis unless terminated by either party upon 90 days prior written notice.

   Resale Agreement. The Stockholders' Agreement provides that, from time to time, at AT&T Wireless' request, we are required to enter into a resale agreement with AT&T Wireless or other of its affiliates. The resale agreement would grant to AT&T Wireless the right to purchase from us our wireless services on a non- exclusive basis within a designated area and resell access to, and use of, our services. AT&T Wireless must pay charges for any services that are resold, including usage, roaming, directory assistance and long distance charges, and taxes and tariffs. Any resale agreement would have an initial term of ten years that would be automatically renewed on a year-to-year basis unless terminated by either party upon 90 days prior written notice. In addition, AT&T Wireless would be able to terminate any resale agreement for any reason at any time upon 180 days prior written notice.

   Long Distance Agreement. Under the long distance agreement dated as of December 21, 1998 between AT&T Wireless and us, we purchase interstate and intrastate long distance services from AT&T Wireless at preferred rates. We then resell these long distance services to our customers. We can only obtain these preferred rates if we continue our affiliation with AT&T Wireless. The long distance agreement has a term of up to three years.

   The long distance agreement requires that we meet a minimum traffic volume during the term of the agreement, which are adjusted at least once each calendar year at the time specified by AT&T Wireless. The minimum traffic volume commitments may be adjusted more frequently upon mutual agreement by AT&T Wireless and us. During the first year, we set the minimum traffic volume commitment in our sole discretion. After the first calendar year, the commitment may be increased by any amount or decreased by any amount up to ten percent at our discretion. We may reduce the minimum traffic volume commitments by more than ten percent with AT&T Wireless' permission. If we fail to meet the volume commitments, we must pay to AT&T Wireless the difference between the expected fee based on the volume commitment and the fees based on actual volume.

   The long distance services we purchase from AT&T Wireless may only be used in connection with:

  . our commercial mobile radio services;

  . calls that originate on our network; and

  . those commercial mobile radio services that share our call connection equipment.

 Puerto Rico

   In a series of transactions, we acquired a license and related assets covering the San Juan major trading area from AT&T Wireless on May 25, 1999. The following transactions took place ultimately to effect the acquisition of the license and related assets from AT&T Wireless:

  . on May 24, 1999, we sold to AT&T Wireless for $40.0 million 30,750 shares of our series A preferred stock, 10,250 shares of our series D preferred stock, and 3,090,000 shares of our series F preferred stock under a preferred stock purchase agreement;

  . on May 25, 1999, we sold to our initial investors, other than AT&T
    Wireless, 39,997 shares of our series C preferred stock and 12,358,950 shares of our class A common stock in exchange for an aggregate amount of $40.0 million in cash under a stock purchase agreement, which will be funded over a three-year period.

  . on May 25, 1999, we purchased the license for the San Juan major trading area and related assets, which included 27 constructed network equipment sites, call connection equipment and leases for additional network equipment sites, from AT&T Wireless for $96.5 million in cash under an asset purchase agreement; and

  . we incurred $3.2 million for microwave relocation and $0.3 million for legal expenses in connection with this acquisition.

   In addition, Mr. Vento and Mr. Sullivan were issued fixed and variable awards of 4,063 and 1,633,899 restricted shares of our series E preferred stock and class A common stock, respectively, in exchange for their interest in Puerto Rico Acquisition Corporation. Puerto Rico Acquisition Corporation was an entity wholly-owned by Mr. Vento and Mr. Sullivan that was created for the special purpose of acquiring the license and related assets of the San Juan major trading area. The fixed awards typically vest over a five-year period. The variable awards vest based upon certain events taking place, including our reaching milestones in our minimum construction plan.

Other Transactions and Relationships

   Wireless Facilities, Inc. and Other Site Acquisition Service Providers. We receive site acquisition, construction management, program management, microwave relocation and engineering services under a master services agreement with Wireless Facilities, Inc. Payments under the agreement were approximately $30.7 million and $76.0 million in the years ended December 31, 1998 and 1999, respectively. At the time of entering into the master services agreement, Mr. Vento was a senior officer, and he and Mr. Sullivan were the controlling stockholders, of Entel Technologies. In February 1998, they sold their interests in Entel Technologies to Wireless Facilities, Inc.

   American Towers, Inc. provides us with network site leases for PCS deployment under a master site lease agreement. Chase Capital Partners, one of our beneficial owners, has a noncontrolling interest in American Towers.

   Initial Purchasers of Senior Subordinated Discount Notes. Chase Securities Inc. was one of the initial purchasers of the outstanding notes. Chase Securities Inc. and its affiliates perform various investment banking and commercial banking services from time to time for us and our affiliates. Chase Securities Inc. acted as our lead manager for our offering of our senior subordinated discount notes. The Chase Manhattan Bank, an affiliate of Chase Securities Inc., is the agent bank and a lender under our senior credit facilities. Michael R. Hannon, a member of our board, is a General Partner of Chase Capital Partners, an affiliate of Chase Securities Inc. In addition, CB Capital Investors, L.P., an affiliate of Chase Capital Partners, is one of our initial investors and owns shares of our common and preferred stock. For further information concerning these relationships, see "Stock Ownership of Certain Beneficial Owners and Management."

   Tritel Communications and Triton PCS. We have formed Affiliate License Co. with Triton PCS and Tritel Communications to adopt a common brand, SunCom, that is co-branded with AT&T on an equal emphasis basis. Under the agreement, we, Triton PCS and Tritel Communications each own one third of Affiliate License Co., the owner of the SunCom name. We and the other SunCom companies license the SunCom name from Affiliate License Co. Mr. Sullivan is a director of Affiliate License Co.

   AT&T Wireless owns stock in us and in Tritel Communications, and we and Tritel may be deemed affiliates by virtue of common ownership. Mr. Anderson, one of our directors, also serve as a director of Tritel Communications. AT&T Wireless, CB Capital Investors and Equity-Linked Investors own stock in us and in Triton PCS, and we and Triton may be deemed affiliates by virtue of common ownership. Ms. Hawkins-Key, our director nominated by AT&T Wireless, and Mr. Anderson also serve as directors of Triton PCS.

   Tritel Communications owned a controlling interest in Digital PCS at the time we acquired licenses from Digital PCS. Tritel Communications may be deemed an affiliate of Digital PCS. In addition, at the time we acquired licenses from Digital PCS, Mr. Anderson and Mr. Fuqua, one of our former directors, were directors of Tritel Communications.

   TeleCorp Holding Corp. TeleCorp Holding Corp., our predecessor company, was incorporated to participate in the FCC's auction of licenses in April 1997. TeleCorp Holding Corp. raised money from investors to develop any licenses it obtained in the auction. TeleCorp Holding Corp. successfully obtained licenses in the New Orleans, Memphis, Beaumont, Little Rock, Houston, Tampa, Melbourne and Orlando basic trading areas. In August 1997, TeleCorp Holding Corp. transferred the Houston, Tampa, Melbourne and Orlando basic trading area licenses to four newly-formed entities created by TeleCorp Holding Corp.'s stockholders:

  . THC of Houston;

  . THC of Tampa;

  . THC of Melbourne; and

  . THC of Orlando;

and issued notes in the aggregate amount of approximately $2.7 million to these entities to develop these licenses. These licenses were transferred along with the related operating assets and liabilities in exchange for investment units consisting of class A, B and C common stock and series A preferred stock in August 1997. Concurrently, TeleCorp Holding Corp. distributed the investment units, on a pro rata basis, in a partial stock redemption to TeleCorp Holding Corp.'s existing stockholder group. As a result of this distribution, TeleCorp Holding Corp. no longer retains any ownership equity interest in the newly formed entities. TeleCorp Holding Corp. performed administrative and management services and paid costs on behalf of these entities for the year ended December 31, 1997 worth the aggregate amount of $0.7 million. In 1998, upon the closing of the agreements with AT&T, TeleCorp Holding Corp. paid approximately $2.0 million to the four THC entities as payment of the notes, offset by the approximately $0.7 million in services and costs.

   TeleCorp WCS. On May 5, 1997, TeleCorp Holding Corp. lent approximately $3.0 million to TeleCorp WCS, Inc. in exchange for interest-free notes from TeleCorp WCS. On May 5, 1997, TeleCorp Holding Corp. received equity investments in exchange for the right to receive:

  . the notes from TeleCorp WCS;

  . any cash, notes or other assets received by TeleCorp Holding Corp. on behalf of the notes; or

  . any capital stock into which the notes were converted.

   TeleCorp WCS repaid approximately $2.7 million of the notes with cash to TeleCorp Holding Corp., and TeleCorp Holding Corp. forwarded this cash to the equity investors. TeleCorp WCS issued a note in the amount of approximately $0.3 million directly to the investors on behalf of the remaining $0.3 million outstanding under the notes. TeleCorp WCS converted these notes into capital stock issued to the investors in 1998.

   Mr. Sullivan and Mr. Vento own 2,875 and 4,625 shares of class C common stock of TeleCorp WCS, respectively, which represents 60% of its outstanding class A common stock. At the time of entering into the transactions with TeleCorp WCS, Mr. Sullivan and Mr. Vento were stockholders in TeleCorp Holding Corp.

   TeleCorp Investment Corp. TeleCorp Investment Corp. owns 352,956 shares of our class A common stock, 575 shares of our class C common stock, 3,780 shares of our class D common stock and 1,160.17 shares of our series C preferred stock Chase Capital Partners, one of our initial investors, owns an 80% equity interest in TeleCorp Investment Corp.; Mr. Sullivan and Mr. Vento each own a 2.4% equity interest; and Mr. Dowski owns a 1.6% equity interest.

   TeleCorp Investment Corp II. In addition, TeleCorp Investment Corp. II was formed to purchase from Entergy Technology Holding Corporation 492,064 shares of class A common stock and 11,366 shares of class D common stock. The purchase of shares was concluded on July 15, 1999. Mr. Vento, Mr. Sullivan and Ms. Dobson each own 5.99% of TeleCorp Investment Corp. II. Mr. Vento and Mr. Sullivan serve as managers of TeleCorp Investment Corp. II.

   Viper Wireless. On April 11, 2000 we completed the acquisition of the 15% of Viper Wireless, Inc. that we do not yet own from Messrs. Vento and Sullivan in exchange for an aggregate of 323,372 shares of our class A common stock and 800 shares of our series E preferred stock. TeleCorp Holding Corp. acquired 85% of Viper Wireless on March 1, 1999 in exchange for $32,286,000 contributed by AT&T and some of our other initial investors for additional shares of our preferred and common stock. As part of this financing, we paid approximately $0.5 million to Chase Securities, Inc., an initial purchaser and an affiliate of one of our initial investors, for placement advice. Viper Wireless' used the proceeds to participate in the FCC's reauction of PCS licenses. Viper Wireless was subsequently granted six PCS licenses in the reauction.

   TeleCorp LMDS. On April 7, 2000 we completed the acquisition of TeleCorp LMDS, Inc. through an exchange of all of the outstanding stock of TeleCorp LMDS for 834,300 shares of our class A common stock and 2,700 shares of our series C preferred stock. TeleCorp LMDS's stockholders are Mr. Vento, Mr. Sullivan and three of our initial investors. By acquiring TeleCorp LMDS, we will gain LMDS licenses covering airwaves in Little Rock, Arkansas, Beaumont, Texas, New Orleans, Louisiana, San Juan and Mayaguez, Puerto Rico, and the U.S. Virgin Islands.

   Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. We use the services of a law firm, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., whose affiliate, ML Strategies, LLC, pursuant to an agreement and for matters unrelated to us, utilizes the services of Mr. Sullivan, our Executive Vice President, as a consultant, for a consulting fee. The terms of these arrangements are no more favorable to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., ML Strategies or Mr. Sullivan, than could have been obtained from third parties negotiated at arms length.

   McDermott, Will & Emery. We use the services of a law firm, McDermott, Will & Emery, to which Mr. Sullivan, our executive vice president, was counsel until October 1999 and a partner prior to July 1998. The terms of these arrangements were no more favorable to McDermott, Will & Emery than could have been obtained from third parties negotiated at arms' length.

Recent Developments

   Proposed Merger with Tritel, Inc. On February 28, 2000, we agreed to merge with Tritel, Inc. through a merger of each of us and Tritel into a newly formed subsidiary of a new holding company. The new holding company, to be called TeleCorp PCS, Inc., will be controlled by our voting preference common stockholders, and we and Tritel will become subsidiaries of the holding company. In connection with the merger, AT&T Wireless agreed to contribute certain wireless rights and commitments in the Midwestern United States, cash of approximately $20 million and a two year extension of AT&T's brand license in exchange for approximately $410 million worth of common shares in the newly formed company. The proposed merger has been unanimously approved by our and Tritel's board of directors, with three of our directors abstaining. In addition, shareholders with greater than 50% of the voting power of each company have agreed to vote in favor of the merger. The merger is subject to regulatory approval and other conditions and is expected to close in the last quarter of 2000.

   Proposed Exchange with AT&T Wireless. On February 28, 2000, we agreed to exchange our licenses in several New England markets for certain wireless properties or rights to acquire additional wireless properties of AT&T Wireless in the Milwaukee, Wisconsin and Des Moines, Iowa markets, a cash payment of approximately $80 million and the right to extend the term and geographic coverage of AT&T's license and roaming agreements with us to include the new markets, either through amending our existing agreements or entering into new agreements with the new entity that will result from our merger with Tritel, Inc. on substantially the same terms as our existing agreements. AT&T has also agreed to extend its affiliation agreements to include licenses covering an additional 1.4 million people in the Midwest if we acquire them.

                            STOCK PERFORMANCE GRAPH

   The graph below provides an indicator of our cumulative total stockholder returns on our class A common stock from the period beginning November 23, 1999, when our class A common stock was first traded on the Nasdaq National Market, through March 31, 2000, as compared with the cumulative total return for the Nasdaq Stock Market Index and the Nasdaq Telecommunications Index for the same period. This graph assumes the investment of $100 on November 23, 1999 in our class A common stock, the Nasdaq Stock Market Index and the Nasdaq Telecommunications Index and assumes dividends are reinvested.

   Management cautions that the stock price performance shown in the graph below should not be considered indicative of potential future stock performance.

                                Date
                                        November 23, 1999    December 31, 2000
                                        -----------------    -----------------
TELECORP PCS, INC. (TLCP)                       $100              $115.15
NASDAQ NATIONAL MARKET INDEX (COMP)             $100              $121.78
NASDAQ TELECOMMUNICATIONS INDEX (IXCT)          $100              $120.14

                                   PROPOSAL 2

                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

   Our board of directors based upon the recommendation of our Audit Committee has appointed PricewaterhouseCoopers, LLP, independent auditors, to audit our consolidated financial statements for the fiscal year ending December 31, 2000, and recommends that the stockholders vote for ratification of such appointment. If the stockholders do not ratify the selection of PricewaterhouseCoopers, LLP as our independent auditors, the selection of the independent auditors may be reconsidered by our board of directors.

   A representative of PricewaterhouseCoopers, LLP, is expected to be present at the annual meeting to be available to respond to appropriate questions from stockholders and to make a statement if he or she desires to do so.

   OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS, LLP TO SERVE AS OUR INDEPENDENT AUDITORS FOR THE 2000 FISCAL YEAR.

                  SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING

   Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of holdings and transactions in our stock with the Securities and Exchange Commission. Except as described below, and based solely on our review of the copies of such forms received or written representations from certain reporting persons, we believe that, during fiscal 1999, our officers, directors and ten-percent stockholders complied with all applicable Section 16(a) filing requirements applicable to such individuals.

   Based solely on our review of the copies of such forms received or written representations from certain reporting persons, certain of our stockholders who constitute members of a group that hold more than ten percent of our class A common stock inadvertently did not timely file a Form 3 with the Securities and Exchange Commission, which was due by November 22, 1999, disclosing their beneficial ownership in us. As of February 14, 2000, all of such stockholders filed a Form 3 or Form 5 disclosing their beneficial ownership in us.

                                 OTHER MATTERS

   Our board does not know of any other matter which may come before the annual meeting. If any other matters are properly presented to the annual meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote, or otherwise to act, in accordance with their best judgment on such matters.

   Our board hopes that stockholders will attend the annual meeting. Whether or not you plan to attend, you are urged to sign, date and complete the enclosed proxy card and return it in the accompanying envelope. A prompt response will greatly facilitate arrangements for the annual meeting, and your cooperation will be appreciated. Stockholders who attend the annual meeting may vote their shares even though they have sent in their proxies.

                 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
                            FOR 2001 ANNUAL MEETING

   Any proposal that any of our stockholders wish to be considered for inclusion in our proxy statement and proxy card for our 2001 Annual Meeting of Stockholders must be submitted to our Secretary, Thomas H. Sullivan, at our offices at 1010 N. Glebe Road, Arlington, Virginia 22201, no later than January 25, 2001. In addition, the proposals must comply with the requirements of Rule 14a-8 under the Securities and Exchange Act of 1934, as amended. If you want to recommend a director candidate, please write to the Secretary, providing the recommended candidate's name, biographical information and qualifications. The Secretary must receive such notice no later than February 23, 2000. If a stockholder fails to provide timely notice of a proposal to be presented at the 2001 Annual Meeting, the proxies designated by our board of directors will have discretionary authority to vote on the proposal.

                                          By Order of the Board of Directors,

                                                  /s/ Thomas H. Sullivan
                                          _____________________________________
                                               Thomas H. Sullivan, Secretary

Arlington, Virginia
April 21, 2000

                              TELECORP PCS, INC.

   THIS PROXY IS BEING SOLICITED BY TELECORP PCS, INC.'S BOARD OF DIRECTORS

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated April 21, 2000 in connection with the annual meeting to be held at 1:00 p.m. eastern standard time on Wednesday, May 24, 2000 at the Key Bridge Marriott Hotel, 1401 Lee Highway, Arlington, Virginia 22209 and hereby appoints Thomas H. Sullivan and Gerald T. Vento, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the class A common stock of TeleCorp PCS, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 2000 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy.

This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR the election of Directors and FOR Proposal 2.

In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

Election of Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate)

Nominees:     Gerald T. Vento
              Thomas H. Sullivan
              William Kussell

SEE REVERSE SIDE FOR BOTH PROPOSALS. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

                                                            (SEE REVERSE SIDE)
                                                             ----------------

                  [X]  Please mark votes as in this example.

The Board of Directors recommends a vote FOR Proposals 1 and 2.

1.  Election of Directors (See reverse).      FOR  [_]       WITHHELD  [_]

                              -------------------

                 [_]  For all nominees except as noted above.

2. Proposal to Ratify the Appointment of PricewaterhouseCoopers, LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000.

       [_]  FOR                  [_]  AGAINST                [_]  ABSTAIN

[_]  I plan to attend the annual meeting.

[_]  I have included comments, or a change of address.

[_]  I do not wish to receive future annual reports for this account.

[_] I agree to access future proxy statements and annual reports electronically at www.telecorppes.com instead of receiving paper copies in the mail.
        -------------------

                            Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                  Signature:____________________________ Date _____________

                  Signature:____________________________ Date _____________